Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

jharkins@sallybeauty.com

Sally Beauty Holdings Reports Second Quarter Fiscal 2022 Results

Q2 GAAP Diluted EPS of $0.42; Adjusted Diluted EPS of $0.47

Q2 GAAP Operating Margin of 9.5%; Adjusted Operating Margin of 9.9%

Q2 Share Repurchases Totaled $55 Million

DENTON, Texas, May 5, 2022 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its second quarter ended March 31, 2022. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2022 Second Quarter Summary

•	Consolidated net sales of $911 million, a decrease of 1.6% compared to the prior year, with a comparable sales increase of 0.2%;
•	Global e-commerce sales of $81 million, representing 8.9% of net sales;
•	GAAP gross margin up 70 basis points to 51.1% and Adjusted Gross Margin up 20 basis points to 51.4%;
•	GAAP operating earnings of $86 million and GAAP operating margin of 9.5%, Adjusted Operating Earnings of $90 million and Adjusted Operating Margin of 9.9%;
•	Interest expense of $20 million compared to $24 million in the prior year, reflecting the Company’s deleveraging actions;
•	GAAP diluted net earnings per share of $0.42 and Adjusted Diluted Net Earnings Per Share of $0.47; and
•	Repurchased 3.2 million shares at an aggregate cost of $55.3 million.

“After a strong start to the year, we experienced greater than expected pressure on the top line as supply chain and inflationary challenges intensified in the back half of the quarter and we lapped the stimulus benefits of 2021,” said Denise Paulonis, president and chief executive officer. “While these factors impacted net sales, we delivered healthy gross margins above 51% and adjusted earnings per share of $0.47. As we navigate the ongoing macro environment, we remain confident in the underlying strength of our business and the resiliency of our core color and care customers. Our teams are continuing to focus on our four key growth pillars, which include leveraging our digital platform, driving loyalty and personalization, delivering product innovation and optimizing our supply chain. Importantly, our strong balance sheet allowed us to continue investing for growth while returning value to shareholders through our share repurchase program during the quarter.”

Fiscal 2022 Second Quarter Operating Results

Second quarter consolidated net sales were $911.4 million, a decrease of 1.6% compared to the prior year, with a comparable sales increase of 0.2%. The Company was operating 142 fewer stores at the end of the quarter compared to the prior year. Foreign currency translation had an unfavorable impact of 50 basis points on consolidated net sales for the quarter. Global e-commerce sales were $81 million or 8.9% of consolidated net sales for the quarter.

Consolidated gross profit for the second quarter was $465.3 million compared to $467.2 million in the prior year, a decrease of 0.4%. GAAP consolidated gross margin was 51.1%, an increase of 70 basis points compared to 50.4% in the prior year. Adjusted Gross Margin, excluding the write-down of COVID-19 related personal-protective equipment inventory in both the 2022 and 2021 quarters, was 51.4% compared to 51.2% in the prior year. The 20 basis point increase was driven primarily by higher product margins at both Sally Beauty and Beauty Systems Group, partially offset by higher distribution and freight costs and an unfavorable sales mix shift between the higher margin Sally U.S. and lower margin Sally international operations.

Selling, general and administrative (SG&A) expenses totaled $378.9 million, down $12.2 million compared to the prior year period. Adjusted Selling, General and Administrative Expenses, excluding COVID-19 related net expenses and other adjustments in both the 2022 and 2021 quarters, were $378.0 million, up $15.8 million compared to the prior year, driven primarily by increased cost pressures from labor and expenses related to re-opening international territories that were closed last year. These factors were partially offset by lower variable and accrued bonus expenses. As a percentage of sales, Adjusted SG&A expenses were 41.5% compared to 39.1% in the prior year.

GAAP operating earnings and operating margin in the second quarter were $86.5 million and 9.5%, compared to $75.5 million and 8.2%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the Company’s previously announced restructuring efforts, COVID-19 related net expenses and other adjustments in both the 2022 and 2021 quarters, were $90.2 million and 9.9%, compared to $112.1 million and 12.1%, in the prior year.

GAAP net earnings in the second quarter were $46.8 million, or $0.42 per diluted share, compared to GAAP net earnings of $38.3 million, or $0.34 per diluted share in the prior year. Adjusted Net Earnings were $51.9 million, or $0.47 per diluted share, compared to Adjusted Net Earnings of $65.5 million, or $0.57 per diluted share in the prior year. Adjusted EBITDA in the second quarter was $116.3 million, a decrease of 17.7% compared to the prior year, and Adjusted EBITDA Margin was 12.8%, a decrease of 250 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of March 31, 2022, the Company had cash and cash equivalents of $227 million and no borrowings outstanding under its asset-based revolving line of credit. At the end of the quarter, inventory was $963 million, up 1.4% versus a year ago. Second quarter cash flow from operations was $2.9 million. Capital expenditures in the quarter totaled $17.7 million.

In the second quarter, the Company used excess cash to repurchase 3.2 million of its shares at an aggregate cost of $55.3 million. Additionally, the Company ended the quarter with a net debt leverage ratio of 2.07x.

Fiscal 2022 Second Quarter Segment Results

Sally Beauty Supply

•

Segment net sales were $525.8 million in the quarter, a decrease of 3.1% compared to the prior year. The segment had an unfavorable impact of 90 basis points from foreign currency translation on reported sales and operated 126 fewer stores at the end of the quarter compared to the prior year. Segment e-commerce sales were $33 million or 6.3% of segment net sales for the quarter.

•

Segment comparable sales decreased 0.5% in the second quarter. The Sally Beauty businesses in the U.S. and Canada represented 79% of segment net sales for the quarter and had a comparable sales decrease of 8.9%, primarily reflecting lower traffic and conversion due to the impact of the Omicron variant, supply chain disruptions, inflationary pressures impacting consumer behavior, and the lapping of stimulus benefits in the second quarter of 2021.

•	At the end of the quarter, net store count was 3,499, a decrease of 126 stores compared to the prior year.
•

Gross margin increased by 40 basis points to 58.8% compared to the prior year. The increase was primarily driven by pricing leverage and a smaller write-down of COVID-19 related personal-protective equipment inventory compared to the prior year. These benefits were partially offset by higher distribution and freight costs and an unfavorable sales mix shift between the higher margin Sally U.S. and lower margin Sally international operations.

•	GAAP operating earnings were $80.9 million compared to $100.1 million in the prior year, representing a decrease of 19.1%. GAAP operating margin decreased to 15.4% compared to 18.4% in the prior year.

Beauty Systems Group

•

Segment net sales were $385.6 million in the quarter, an increase of 0.5% compared to the prior year. The segment operated 16 fewer stores at the end of the quarter compared to the prior year and had no impact on reported sales from foreign currency translation. Segment e-commerce sales were $48 million or 12.5% of segment net sales for the quarter.

•	Segment comparable sales increased 1.3% in the second quarter.
•	At the end of the quarter, net store count was 1,363, a decrease of 16 stores compared to the prior year.
•

Gross margin increased 140 basis points to 40.5% in the quarter compared to the prior year, driven primarily by pricing leverage and a smaller write-down of COVID-19 related personal-protective equipment inventory. These benefits were partially offset by higher distribution and freight costs.

•

GAAP operating earnings were $46.0 million in the quarter, a decrease of 3.8% compared to $47.8 million in the prior year. GAAP operating margin in the quarter was 11.9% compared to 12.5% in the prior year.

•	At the end of the quarter, there were 712 distributor sales consultants compared to 704 in the prior year.

Fiscal Year 2022 Guidance

Given the dynamic macro environment including the impact of inflationary pressures and intensified supply chain challenges, the Company is revising its full year guidance for fiscal year 2022 as outlined below:

•	Net sales are expected to be flat to down 2% compared to the prior year;
•	Net store count is expected to decrease by approximately 1% to 2% for the fiscal year, reflecting the Company’s focus on optimizing its store portfolio;
•	Gross margin is expected to expand by 40 to 60 basis points compared to the prior year;
•	GAAP operating margin is expected to be approximately 11.0%; and
•	Adjusted Operating Margin is expected to be approximately 11.0%.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, May 5, 2022. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 291-4185 (International: (409) 207-6997) and referencing the access code 567981#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q2 Earnings Presentation and entering the event password 9euJyVjjp38. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, May 5, 2022, through May 19, 2022, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 8428821#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and L’Oreal®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Olaplex®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19, and its continuing impact on the economy and those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2021. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the write-down of COVID-19 related personal protective equipment inventory for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding COVID-19 net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans, COVID-19 related net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans, net expenses related to COVID-19 and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s previously announced restructuring plans, tax-effected net expenses related to COVID-19 and tax-effected other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans, tax-effected net expenses related to COVID-19 and tax-effected other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	4
Store Count and Comparable Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2022	2021	Percentage Change	2022	2021	Percentage Change

Net sales	$911,387	$926,328	(1.6)%	$1,891,638	$1,862,350	1.6%
Cost of products sold	446,055	459,099	(2.8)%	926,177	924,397	0.2%
Gross profit	465,332	467,229	(0.4)%	965,461	937,953	2.9%
Selling, general and administrative expenses	378,871	391,087	(3.1)%	765,121	757,257	1.0%
Restructuring	—	631	(100.0)%	1,099	863	27.3%
Operating earnings	86,461	75,511	14.5%	199,241	179,833	10.8%
Interest expense	19,896	23,883	(16.7)%	40,137	49,861	(19.5)%
Earnings before provision for income taxes	66,565	51,628	28.9%	159,104	129,972	22.4%
Provision for income taxes	19,757	13,316	48.4%	43,458	34,469	26.1%
Net earnings	$46,808	$38,312	22.2%	$115,646	$95,503	21.1%
Earnings per share:
Basic	$0.43	$0.34	26.5%	$1.05	$0.85	23.5%
Diluted	$0.42	$0.34	23.5%	$1.03	$0.84	22.6%
Weighted average shares:
Basic	108,743	112,603		110,387	112,538
Diluted	110,540	114,342		112,207	114,028
			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	51.1%	50.4%	70	51.0%	50.4%	60
Selling, general and administrative expenses	41.6%	42.2%	(60)	40.4%	40.7%	(30)
Consolidated operating margin	9.5%	8.2%	130	10.5%	9.7%	80

Effective tax rate	29.7%	25.8%	390	27.3%	26.5%	80

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2022	September 30, 2021

Cash and cash equivalents	$227,413	$400,959
Trade and other accounts receivable	60,715	66,581
Inventory	962,563	871,349
Other current assets	50,990	44,686
Total current assets	1,301,681	1,383,575
Property and equipment, net	287,855	307,377
Operating lease assets	540,801	537,673
Goodwill and other intangible assets	592,676	596,741
Other assets	19,990	21,766
Total assets	$2,743,003	$2,847,132

Current maturities of long-term debt	$182	$194
Accounts payable	240,594	291,632
Accrued liabilities	170,540	206,155
Current operating lease liabilities	160,549	156,234
Income taxes payable	2,404	10,666
Total current liabilities	574,269	664,881
Long-term debt, including capital leases	1,381,385	1,382,530
Long-term operating lease liabilities	406,658	404,147
Other liabilities	16,547	29,056
Deferred income tax liabilities, net	92,278	85,777
Total liabilities	2,471,137	2,566,391
Total stockholders’ equity	271,866	280,741
Total liabilities and stockholders’ equity	$2,743,003	$2,847,132

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2022	2021	Percentage Change	2022	2021	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$525,785	$542,664	(3.1)%	$1,087,315	$1,090,334	(0.3)%
Beauty Systems Group ("BSG")	385,602	383,664	0.5%	804,323	772,016	4.2%
Total net sales	$911,387	$926,328	(1.6)%	$1,891,638	$1,862,350	1.6%

Operating earnings:
SBS	$80,940	$100,063	(19.1)%	$181,563	$195,191	(7.0)%
BSG	46,008	47,843	(3.8)%	104,554	96,415	8.4%
Segment operating earnings	126,948	147,906	(14.2)%	286,117	291,606	(1.9)%

Unallocated expenses (1)	40,487	71,764	(43.6)%	85,777	110,910	(22.7)%
Restructuring	-	631	(100.0)%	1,099	863	27.3%
Interest expense	19,896	23,883	(16.7)%	40,137	49,861	(19.5)%
Earnings before provision for income taxes	$66,565	$51,628	28.9%	$159,104	$129,972	22.4%

Segment gross margin:	2022	2021	Basis Point Change	2022	2021	Basis Point Change
SBS	58.8%	58.4%	40	58.6%	58.1%	50
BSG	40.5%	39.1%	140	40.8%	39.5%	130

Segment operating margin:
SBS	15.4%	18.4%	(300)	16.7%	17.9%	(120)
BSG	11.9%	12.5%	(60)	13.0%	12.5%	50
Consolidated operating margin	9.5%	8.2%	130	10.5%	9.7%	80

(1)  Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2022
	As Reported (GAAP)	COVID-19 (1)	Restructuring and Other (2)	As Adjusted (Non-GAAP)

Cost of products sold	$446,055	$(2,841)	$—	$443,214
Consolidated gross margin	51.1%			51.4%
Selling, general and administrative expenses	378,871	(938)	27	377,960
SG&A expenses, as a percentage of sales	41.6%			41.5%
Operating earnings	86,461	3,779	(27)	90,213
Operating margin	9.5%			9.9%
Earnings before provision for income taxes	66,565	3,779	(27)	70,317
Provision for income taxes (3)	19,757	1,099	(2,400)	18,456
Net earnings	$46,808	$2,680	$2,373	$51,861

Earnings per share:
Basic	$0.43	$0.02	$0.02	$0.48
Diluted	$0.42	$0.02	$0.02	$0.47

	Three Months Ended March 31, 2021
	As Reported (GAAP)	COVID-19 (1)	Restructuring (2)	As Adjusted (Non-GAAP)

Cost of products sold	$459,099	$(6,957)	$—	$452,142
Consolidated gross margin	50.4%			51.2%
Selling, general and administrative expenses	391,087	(28,974)	—	362,113
SG&A expenses, as a percentage of sales	42.2%			39.1%
Operating earnings	75,511	35,931	631	112,073
Operating margin	8.2%			12.1%
Earnings before provision for income taxes	51,628	35,931	631	88,190
Provision for income taxes (3)	13,316	9,210	143	22,669
Net earnings	$38,312	$26,721	$488	$65,521

Earnings per share:
Basic	$0.34	$0.24	$0.00	$0.58
Diluted	$0.34	$0.23	$0.00	$0.57

(1)  For the three months ended March 31, 2022, COVID-19-related expense is comprised of obsolete personal-protective equipment inventory ("PPE") included in costs of products sold of $2.8 million as well as costs associated with vaccinations and testing in selling, general and administrative expenses. For the three months ended March 31, 2021, COVID-19 expenses comprised of a write-down of $7.0 million for PPE in costs of products sold and $31.2 million in selling, general and administrative expenses related to the donation expense in connection with the PPE, partially offset by wage and rent subsidies provided by the Canadian government of $2.2 million.

(2)  For three months ended March 31, 2022, restructuring and other represents an adjustment for the cancelled debt offering during our first fiscal quarter. For the three months ended March 31, 2021, restructuring represents costs and expenses incurred primarily in connection with the Transformation Plan and Project Surge.

(3)  The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized. Additionally, for the three months ended March 31, 2022, provision for income taxes includes the impact of a deferred tax asset write-down related to expired options in connection with the Transformation Plan.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Six Months Ended March 31, 2022
	As Reported	COVID-19 (1)	Restructuring and other (2)	As Adjusted (Non-GAAP)

Cost of products sold	$926,177	$(2,841)	$—	$923,336
Consolidated gross margin	51.0%			51.2%
Selling, general and administrative expenses	765,121	(2,078)	(1,546)	761,497
SG&A expenses, as a percentage of sales	40.4%			40.3%
Operating earnings	199,241	4,919	2,645	206,805
Operating margin	10.5%			10.9%
Earnings before provision for income taxes	159,104	4,919	2,645	166,668
Provision for income taxes (3)	43,458	1,393	(1,804)	43,047
Net earnings	$115,646	$3,526	$4,449	$123,621

Earnings per share:
Basic	$1.05	$0.03	$0.04	$1.12
Diluted	$1.03	$0.03	$0.04	$1.10

	Six Months Ended March 31, 2021
	As Reported	COVID-19 (1)	Restructuring (2)	As Adjusted (Non-GAAP)

Cost of products sold	$924,397	$(6,957)	$—	$917,440
Consolidated gross margin	50.4%			50.7%
Selling, general and administrative expenses	757,257	(28,929)	—	728,328
SG&A expenses, as a percentage of sales	40.7%			39.1%
Operating earnings	179,833	35,886	863	216,582
Operating margin	9.7%			11.6%
Earnings before provision for income taxes	129,972	35,886	863	166,721
Provision for income taxes (3)	34,469	9,198	177	43,844
Net earnings	$95,503	$26,688	$686	$122,877

Earnings per share:
Basic	$0.85	$0.24	$0.01	$1.09
Diluted	$0.84	$0.23	$0.01	$1.08

(1)  For the six months ended March 31, 2022, COVID-19-related expense is comprised of obsolete PPE included in costs of products sold of $2.8 million as well as costs associated with vaccinations and testing in selling, general and administrative expenses. For the six months ended March 31, 2021, COVID-19 expenses comprised of a write-down of $7.0 million for PPE in costs of products sold and $31.2 million in selling, general and administrative expenses related to donation expense in connection with the PPE, partially offset by wage and rent subsidies provided by the Canadian government of $2.2 million.

(2)  For the six months ended March 31, 2022, restructuring and other represents costs and expenses incurred primarily in connection with the Transformation Plan and cancelled debt offering during the period. For the six months ended March 31, 2021, restructuring represents costs and expenses incurred primarily in connection with the Transformation Plan and Project Surge.

(3)  The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized. Additionally, for the six months ended March 31, 2022, provision for income taxes includes the impact of a deferred tax asset write-down related to expired options in connection with the Transformation Plan.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
Adjusted EBITDA:	2022	2021	Percentage Change	2022	2021	Percentage Change

Net earnings	$46,808	$38,312	22.2%	$115,646	$95,503	21.1%
Add:
Depreciation and amortization	24,050	26,559	(9.4)%	48,471	52,945	(8.5)%
Interest expense	19,896	23,883	(16.7)%	40,137	49,861	(19.5)%
Provision for income taxes	19,757	13,316	48.4%	43,458	34,469	26.1%
EBITDA (non-GAAP)	110,511	102,070	8.3%	247,712	232,778	6.4%
Share-based compensation	2,032	2,649	(23.3)%	5,990	5,541	8.1%
Restructuring and other	(27)	631	(104.3)%	2,645	863	206.5%
COVID-19	3,779	35,931	(89.5)%	4,919	35,886	(86.3)%
Adjusted EBITDA (non-GAAP)	$116,295	$141,281	(17.7)%	$261,266	$275,068	(5.0)%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	12.8%	15.3%	(250)	13.8%	14.8%	(100)

Operating Free Cash Flow:	2022	2021	Percentage Change	2022	2021	Percentage Change
Net cash (used) provided by operating activities	$2,912	$92,570	(96.9)%	$(2,773)	$131,556	(102.1)%
Less:
Payments for property and equipment, net	17,719	11,612	52.6%	44,109	27,095	62.8%
Operating free cash flow (non-GAAP)	$(14,807)	$80,958	(118.3)%	$(46,882)	$104,461	(144.9)%

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

				As of March 31,
				2022	2021	Change

Number of stores:
SBS:
Company-operated stores				3,498	3,617	(119)
Franchise stores				1	8	(7)
Total SBS				3,499	3,625	(126)
BSG:
Company-operated stores				1,232	1,245	(13)
Franchise stores				131	134	(3)
Total BSG				1,363	1,379	(16)
Total consolidated				4,862	5,004	(142)

Number of BSG distributor sales consultants				712	704	8

BSG distributor sales consultants (DSC) include 189 and 187 sales consultants employed by our franchisees at March 31, 2022 and 2021, respectively.
	Three Months Ended March 31,			Six Months Ended March 31,
	2022	2021	Basis Point Change	2022	2021	Basis Point Change
Comparable sales growth (decline):
SBS	(0.5)%	3.7%	(420)	2.0%	(0.2)%	220
BSG	1.3%	8.0%	(670)	4.9%	0.2%	470
Consolidated	0.2%	5.4%	(520)	3.2%	(0.1)%	330

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full service sales. Our comparable sales excludes the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquisitions are excluded from our comparable sales calculation until 14 months after the acquisition.